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                                                                   EXHIBIT 10(g)

                             DIRECTOR COMPENSATION

ANNUAL RETAINER AND ATTENDANCE FEES

       For 1998, each ITW director received a $25,000 annual retainer and $1,000 for each Board meeting or committee meeting he or she attended. Committee chairmen received an additional $600 for each committee meeting they chaired. For 1999, the retainer is $35,000, the fee for each Board or committee meeting is $1,500, and the fee for chairmen is an additional $900 per meeting chaired. As of 1999, non-officer directors can elect to receive some or all of their retainer and fees in an equivalent value of ITW common stock. In addition, under our deferred fee plan, a director can defer receipt of all or part of cash fees until he or she is no longer a director. Deferred amounts are credited with interest at current rates.

RESTRICTED ITW COMMON STOCK

       A portion of director compensation includes the periodic grant of restricted ITW common stock, which directly links an element of director compensation with stockholder interests. In January 1998, each non-officer director of ITW received an award of 900 restricted shares. These shares vest equally over three years and fully vest upon the director's death or retirement. Each new non-officer director who joins the Board will be granted an award of 300 shares for each full year of service remaining until January 2001. These shares will vest equally over the years remaining until January 2001 and fully vest upon death or retirement. A director cannot sell the shares until the earliest of retirement, death or January 2001. A director who terminates other than for death or retirement prior to January 2001 will forfeit any unvested restricted shares.

PHANTOM ITW STOCK

       To tie a further portion of their compensation to stockholder interests, non-officer directors of ITW are granted 1,000 units of phantom stock upon becoming a director. The value of each unit equals the market value of one share of ITW common stock. Additional units are credited to a director's phantom stock account in an amount equivalent to cash dividends paid on ITW stock. Accounts are adjusted for stock dividends, stock splits, combinations or similar

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changes. A director is eligible for a cash distribution from his or her account at retirement or upon approved resignation. When phantom stock is granted, directors elect to receive the distribution in either a lump sum or in up to ten annual installments. Directors may change this election at any time until two years preceding the distribution. Directors receive the value of their phantom stock account immediately upon a change of control.

OTHER ARRANGEMENTS WITH DIRECTORS

       Harold B. Smith has a one-year agreement with ITW to provide consulting services for a fee of $85,000.


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